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                                                                      EXHIBIT 21

The active subsidiaries of Day International Group, Inc. are listed below, do business under the name under which they are organized, and are included in the consolidated financial statements of the Company. The names, jurisdiction of incorporation of such subsidiaries, and percentage of voting securities owned by the Company are set forth below.

                               Jurisdiction in      Percentage of Voting
 Name of subsidiary          which Incorporated     Securities owned
 ------------------          ------------------     --------------------
Day International, Inc.            Delaware          100%
Day Holdings I, Inc.               Delaware          100%(1)
Day Holdings II, Inc.              Delaware          100%(1)
Day International (U.K.)        United Kingdom       100%(3)
 Holdings Limited
Day International (U.K.),       United Kingdom       100%(2)
 Ltd.
Day International (Canada)      Ontario, Canada      100%(1)
 Holdings Limited
Day International                  France            100%(1)
 France S.A.R.L
Day International                  Germany           100%(1)
 (BRD) Gmbh
Day International de Mexico        Mexico            100%(1)
  S.A. de C.V.

(1)     Subsidiaries of Day International, Inc.
(2)     Subsidiary of Day International (U.K.) Holdings Limited
(3)     Subsidiary of Day Holdings I, Inc. and Day Holdings II, Inc.

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